Exhibit 1

Joint Filing Agreement

The undersigned agree that the foregoing Statement on Schedule 13D/A, dated June 18, 2008, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated: June 18, 2008

by	/s/ Roberto Gonzalez Barrera
Roberto Gonzalez Barrera

by	VALORES AZTECA, S.A. DE C.V.

/s/ Salvador Vargas Guajardo
Attorney-in-fact
Salvador Vargas Guajardo